EXHIBIT 23(a)

INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion in Amendment No. 10 to the Registration Statement on Form S-1 of our report dated March 12, 2004 (March 31, 2004 with respect to Note
28) on our audits of the consolidated financial statements and schedule of NCT Group, Inc. and subsidiaries (the "Company") as of December 31, 2003 and 2002 and for each of the years then ended. We also consent to the reference to our firm, under the caption, "Interests of Named Experts and Counsel," included in the Registration Statement.

Our report contains explanatory paragraphs that state that the Company's cash flows have been absorbed in operating activities and it has incurred net losses from inception, has a working capital deficiency, is subject to a judgment and is in default on certain convertible notes payable that raise substantial doubt about its ability to continue as a going concern, and that the Company adopted a new accounting standard on goodwill and intangible assets and a new accounting standard for its equity instruments with characteristics of both liabilities and equity. The financial statements do not include any adjustments that might result from the outcome of the going concern uncertainty.


/s/  Eisner LLP
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     Eisner LLP


New York, New York
May 6, 2004